Prospect Capital Announces $20,000,000 Share Repurchase Plan, Updates Net Investment Income Guidance Range to 79 to 87 Cents per Share, and Opens Window for Insider Purchases

NEW YORK, NY -- 10/09/2008 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that its Board of Directors has approved a share repurchase plan. Under this plan, Prospect may repurchase up to $20,000,000 of its common stock at prices below its net asset value as reported in its then most recently published financial statements.

In addition, Prospect has updated its net investment income guidance for the quarter ending September 30, 2008, to 79 to 87 cents per share, including 34 cents from the previously announced realizations of net profits interests in IEC Systems LP and Advanced Rig Services LLC.

In addition, the Board of Directors has modified Prospect's windows for insider purchases to allow for insiders to purchase stock on the open market, through and including the close of business October 24, 2008.

Prospect anticipates that share purchases will be made from time to time, depending upon market conditions. Shares may be purchased in the open market, including through block purchases. Prospect will not repurchase any shares from directors, officers or other affiliates of Prospect. The repurchase program does not obligate Prospect to acquire any specific number of shares and may be discontinued at any time.

Prospect intends to fund the repurchases with available cash. The repurchase program is expected to be in effect after shareholders receive notice through the mail, which should be on or about the week of October 20, 2008, until the approved dollar amount has been used to repurchase shares.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577